Exhibit 99.1

FOR RELEASE THURSDAY, OCTOBER 20, 2022

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

Iridium Announces Record Third-Quarter 2022 Results; Increases 2022 Outlook

MCLEAN, Va. – October 20, 2022 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the third quarter of 2022 and updated its full-year 2022 outlook. Net income was $2.1 million, or $0.02 per diluted share, for the third quarter of 2022, as compared to net loss of $2.1 million, or $0.02 per diluted share, for the third quarter of 2021. This change in net income was primarily the result of growth in total revenue, which was broad based. Operational EBITDA (“OEBITDA”)(1) for the third quarter was up 8% to a record $107.8 million, as compared to $100.2 million for the prior-year period, representing an OEBITDA margin(1) of 59%.

Iridium reported third-quarter total revenue of $184.1 million, which consisted of $139.0 million of service revenue and $45.1 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 14% from the comparable period of 2021, while service revenue grew 9% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 76% of total revenue for the third quarter of 2022.

The Company ended the quarter with 1,973,000 total billable subscribers, which compares to 1,690,000 for the year-ago period and is up from 1,875,000 for the quarter ended June 30, 2022. Total billable subscribers grew 17% year-over-year driven primarily by growth in commercial IoT.

“We have continued to see strong momentum across all commercial business lines. Based upon these trends we are increasing our full-year outlook for service revenue growth and OEBITDA, and we expect 2022 will be another record year,” said Matt Desch, CEO, Iridium.

Commenting on capital deployment, Desch added, “Iridium’s growing cash flow continues to provide flexibility to retire shares as we remain bullish about our growth opportunities. Through the third quarter, we have repurchased approximately 11 million shares at a total purchase price of about $413 million.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 61% of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $112.5 million, up 10% from last year’s comparable period due to an increase in revenue from voice and data services, IoT and broadband.

•

Commercial voice and data revenue was $50.3 million, up 10% from the year-ago period. Commercial voice and data subscribers were up 8% from the year-ago period to 401,000. Commercial voice and data average revenue per user (“ARPU”) increased to $42 during the third quarter, compared to $41 in the prior-year period.

•

Commercial IoT data revenue was $33.8 million, up 12% from the year-ago period. Commercial IoT data subscribers grew 22% from the year-ago period to 1,412,000 customers, driven by continued strength in consumer personal communications devices. Commercial IoT data ARPU was $8.24 in the third quarter, compared to $8.93 in last year’s comparable period. The decrease in ARPU resulted primarily from customer mix, including the effect of the growing proportion of personal communications subscribers who typically utilize lower ARPU plans.

•

Commercial broadband revenue was $13.6 million, up 19% from $11.5 million in the year-ago period on increasing activations of Iridium Certus® broadband service, which drove an increase in Commercial broadband ARPU to $315 during the third quarter, compared to $299 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 1,828,000 billable subscribers, which compares to 1,541,000 for the year-ago period and is up from 1,731,000 for the quarter ended June 30, 2022. IoT data subscribers represented 77% of billable commercial subscribers at the end of the quarter, an increase from 75% at the end of the prior-year period.

•	Hosted payload and other data service revenue was $14.8 million in the third quarter, compared to $14.6 million in the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Space Force. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•

Government service revenue was $26.5 million in the third quarter compared to $25.9 million in the prior-year period, reflecting increased revenue from a contractual step up in the EMSS Contract on September 15, 2021.

•

Iridium’s government business ended the quarter with 145,000 subscribers, which compares to 149,000 for the year-ago period and was up from 144,000 for the quarter ended June 30, 2022. Government voice and data subscribers decreased 5% from the year-ago period to 62,000 as of September 30, 2022. Government IoT data subscribers decreased 1% year-over-year to 83,000 and represented 57% of total government subscribers, compared to 56% at the end of the prior-year period.

Equipment

•	Equipment revenue was $28.0 million during the third quarter, compared to $26.9 million in the prior-year’s quarter.

•	In 2022, the Company expects considerably higher equipment sales than in 2021.

Engineering & Support

•

Engineering and support revenue was $17.1 million during the third quarter, compared to $7.5 million in the prior-year quarter, primarily due to a rise in activity with the U.S. government, including new contract work for the Space Development Agency.

•	The Company expects Engineering and Support revenue in 2022 and in coming years to be considerably higher than in prior years based on new contract work with the U.S. government.

Capital expenditures were $13.7 million for the third quarter, which includes $0.7 million of capitalized interest. The Company ended the third quarter with gross debt of $1.61 billion and a cash and cash equivalents balance of $218.8 million, for a net debt balance of $1.39 billion.

During the quarter ended September 30, 2022, the Company repurchased approximately 1.8 million shares of its common stock under its previously announced share repurchase program at a total purchase price of $80.2 million. As of September 30, 2022, $187.2 million remained available and authorized for repurchase under this program.

2022 Outlook

The Company updated its full-year 2022 outlook for service revenue growth and OEBITDA and currently anticipates:

•

Total service revenue growth between 8% and 9% for full-year 2022. Total service revenue for 2021 was $492.0 million (previous outlook was for total service revenue growth between 7% and 9% for full-year 2022).

•	Full-year 2022 OEBITDA of approximately $420 million. OEBITDA for 2021 was $378.2 million (previous outlook was for full-year 2022 OEBITDA between $410 million and $420 million).

•	Negligible cash taxes in 2022. Cash taxes are expected to be negligible through approximately 2024.

•

Net leverage of between 2.5 and 3.5 times OEBITDA at the end of 2023, assuming the completion of the Company’s total $600 million in authorized share repurchases. Net leverage was 3.4 times OEBITDA at December 31, 2021.

(1) Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, equity income (loss) from investments, net, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating the Company’s fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income (loss), revenues, operating profit and cash flows from operating activities, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income (loss) to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of these and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2022 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net income (loss)	$2,149	$(2,085)	$9,530	$(3,435)
Interest expense, net	17,632	17,614	46,989	58,013
Income tax expense (benefit)	(2,053)	(1,460)	1,013	(20,042)
Depreciation and amortization	76,397	77,688	227,739	229,266
Share-based compensation	13,716	7,558	31,721	20,098
Loss on extinguishment of debt	—	879	—	879

Operational EBITDA	$107,841	$100,194	$316,992	$284,779

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, October 20, 2022. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA, and cash taxes for 2022; net leverage and cash taxes over the longer-term; anticipated equipment sales for 2022; anticipated engineering and support service growth from a new contract; amount and timing of share repurchases, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, the development of and market for Iridium’s products and services, and Iridium’s ability to complete its share repurchase programs, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on February 17, 2022, and the Company’s Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on October 20, 2022, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,
	2022	2021
Revenue:
Service revenue
Commercial	$112,477	$101,887
Government	26,500	25,887

Total service revenue	138,977	127,774
Subscriber equipment	27,959	26,898
Engineering and support service	17,124	7,487

Total revenue	184,060	162,159
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	34,378	25,186
Cost of subscriber equipment sales	18,406	15,544
Research and development	4,865	2,815
Selling, general and administrative	32,140	25,897
Depreciation and amortization	76,397	77,688

Total operating expenses	166,186	147,130

Operating income	17,874	15,029
Other expense, net:
Interest expense, net	(17,632)	(17,614)
Loss on extinguishment of debt	—	(879)
Other expense, net	(146)	(81)

Total other expense, net	(17,778)	(18,574)

Income (loss) before income taxes	96	(3,545)
Income tax benefit	2,053	1,460

Net income (loss)	$2,149	$(2,085)

Operational EBITDA	$107,841	$100,194

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Nine Months Ended September 30,
	2022	2021
Revenue:
Service revenue
Commercial	$318,447	$287,860
Government	79,500	77,387

Total service revenue	397,947	365,247
Subscriber equipment	95,462	72,607
Engineering and support service	33,789	20,759

Total revenue	527,198	458,613
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	83,796	71,784
Cost of subscriber equipment sales	60,382	41,243
Research and development	10,470	8,156
Selling, general and administrative	86,905	72,524
Depreciation and amortization	227,739	229,266

Total operating expenses	469,292	422,973

Operating income	57,906	35,640
Other expense, net:
Interest expense, net	(46,989)	(58,013)
Loss on extinguishment of debt	—	(879)
Other expense, net	(374)	(225)

Total other expense, net	(47,363)	(59,117)

Income (loss) before income taxes	10,543	(23,477)
Income tax benefit (expense)	(1,013)	20,042

Net income (loss)	$9,530	$(3,435)

Operational EBITDA	$316,992	$284,779

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$50,256	$45,737	10%	$143,621	$130,444	10%
IoT data(2)	33,786	30,040	12%	92,857	82,018	13%
Broadband(3)	13,589	11,461	19%	37,200	31,531	18%
Hosted payload and other data service(4)	14,846	14,649	1%	44,769	43,867	2%

Total commercial service revenue	112,477	101,887	10%	318,447	287,860	11%
Government service revenue(5)	26,500	25,887	2%	79,500	77,387	3%

Total service revenue	138,977	127,774	9%	397,947	365,247	9%
Subscriber equipment	27,959	26,898	4%	95,462	72,607	31%
Engineering and support(6)
Commercial	1,783	1,249	43%	4,280	2,978	44%
Government	15,341	6,238	146%	29,509	17,781	66%

Total engineering and support	17,124	7,487	129%	33,789	20,759	63%

Total revenue	$184,060	$162,159	14%	$527,198	$458,613	15%

Operational EBITDA
Operational EBITDA	$107,841	$100,194	8%	$316,992	$284,779	11%
Other
Capital expenditures(7)	$13,738	$8,787		$44,756	$28,016
Net debt(8)	$1,389,988	$1,336,244
Cash, cash equivalents and marketable securities	$218,762	$289,006
Term Loan	$1,608,750	$1,625,250
Deferred financing costs	(19,724)	(24,239)

Term Loan, net	$1,589,026	$1,601,011

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(5)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(7)	Capital expenditures based on cash spent in the respective period.
(8)	Net debt is calculated by taking the sum of the gross Term Loan B and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of September 30,
	2022	2021	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	401	372	8%
IoT data	1,412	1,156	22%
Broadband (4)	14.7	13.0	13%

Total commercial voice and data, IoT data and Broadband service	1,828	1,541	19%
Government
Voice and data and IoT data service
Voice and data	62	65	-5%
IoT data	83	84	-1%

Total government voice and data and IoT data service	145	149	-3%

Total billable subscribers	1,973	1,690	17%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	7	7	0%	31	22	41%
IoT data	89	71	25%	219	194	13%
Broadband	0.6	0.4	50%	1.5	1.3	15%

Total commercial voice and data, IoT data and Broadband service	97	78	23%	251	217	16%
Government
Voice and data and IoT data service
Voice and data	—	1	-100%	(3)	3	-200%
IoT data	1	(5)	120%	1	(6)	117%

Total government voice and data and IoT data service	1	(4)	125%	(2)	(3)	33%

Total net billable subscriber additions	98	74	31%	249	214	16%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
ARPU (2) (3)
Commercial
Voice and data	$42	$41	2%	$41	$40	3%
IoT data	$8.24	$8.93	-8%	$7.92	$8.60	-8%
Broadband	$315	$299	5%	$297	$284	5%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.

(4)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.